Exhibit (a)(1)(F)

LETTER FROM THE NORTHERN TRUST COMPANY TO PARTICIPANTS
IN THE HOME DEPOT FUTUREBUILDER AND THE HOME DEPOT FUTUREBUILDER FOR
PUERTO RICO

July 10, 2007

Dear Plan Participant:

On July 10, 2007, The Home Depot, Inc. (the “Company”) commenced an offer to purchase for cash up to 250 million shares of the common stock of the Company, $0.05 par value per share, at a price not greater than $44.00 per share nor less than $39.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Tender Offer”). A copy of the Offer to Purchase, the FutureBuilder Plan Participant Q&A, the FutureBuilder Plan Participant Election Form, and the FutureBuilder Plan Participant Notice of Withdrawal are enclosed with this letter. You are urged to examine the Tender Offer carefully.

As a participant in The Home Depot FutureBuilder or The Home Depot FutureBuilder For Puerto Rico (collectively, the “Retirement Plans”), you have the right to instruct The Northern Trust Company, the Trustee of The Home Depot, Inc. Master Trust which holds the shares of common stock of the Company (the “Trustee”), whether or not to tender any shares of common stock of the Company allocated to your Retirement Plan account (“Plan Shares”). If, after reading the enclosed materials, you want to offer to tender your Plan Shares, you must follow the instructions contained in this letter, fill out and sign the election form enclosed, and mail the form in the enclosed postage-paid pre-addressed envelope. If you do not wish to use the enclosed envelope, you may also mail your election form to: The Northern Trust Company, c/o Ellen Philip Associates, 134 West 26th Street, New York, NY 10001. Neither the Trustee, Hewitt Associates, the Company, the Company’s Board of Directors, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary nor the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your Plan Shares or as to the price or prices at which you may choose to tender your Plan Shares. You must make your own decision as to whether to tender your Plan Shares and, if so, how many Plan Shares to tender and the price or prices at which you will tender them. If you do elect to tender Plan Shares and such shares are accepted in the Tender Offer, any proceeds received in respect of such Plan Shares will be invested in the Equity Index Fund and will remain in the Retirement Plans; provided, however you may elect to redirect the proceeds to any of the other available investments under the Retirement Plans at any time once the proceeds have been allocated to your account under the Retirement Plans.

If you are also a direct shareholder of the Company, you will receive under separate cover another copy (or copies) of the Tender Offer documents which can be used to tender your directly-owned shares if you choose to do so. Instructions with respect to tendering your directly held shares will be set forth in those materials.

The Trustee has the sole authority under the Retirement Plans to tender Plan Shares as described herein. However, under the terms of the Retirement Plans, each participant or beneficiary, including you, is designated a “named fiduciary” for purposes of making a decision as to whether to instruct the Trustee to offer the Plan Shares allocated to your account under the Retirement Plan for sale in accordance with the terms of the Tender Offer. Because you are designated a “named fiduciary” for Tender Offer purposes under your Retirement Plan, the Trustee is required to follow your validly delivered instructions, provided they are in accordance with the terms of the Retirement Plan in question and are not inconsistent with its responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fiduciaries under ERISA (including persons designated “named fiduciaries”) are required to act prudently, solely in the interests of the Plan participants and beneficiaries, and for the exclusive purpose of providing benefits to Plan participants and beneficiaries. As a “named fiduciary” you are entitled to instruct the Trustee whether to tender all or a portion of the Plan Shares allocated to your account under your Retirement Plan as of the expiration date of the Tender Offer.

Please note that the Retirement Plans are prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of the Company’s common stock on the date the Tender Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Tender Offer expires. This could result in none of your Plan Shares being accepted for purchase by the Company. Similarly, if you elect to maximize the chance of having the Company purchase Plan Shares that you are instructing the trustee to tender by writing a percentage on the % line at TBD on the election form and the closing price of the Company’s common stock on the New York Stock Exchange on the date the Tender Offer expires is within the range of prices set forth on the election form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Tender Offer expires. If the closing price of the Company’s common stock on the date the Tender Offer expires is greater than the maximum price available in the Tender Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.

If valid instructions to tender Plan Shares are not received by 5:00 p.m., New York City time, on August 14, 2007, the Plan Shares allocated to your Retirement Plan account will not be tendered, unless the Company extends the Offer in which case your instructions must be received by 5:00 p.m., New York City time, on the date that is two (2) business days before the new expiration date. Please note that your instructions as to whether or not you tender will be kept confidential from the Company.  You also may request the Trustee to withdraw any tender instruction you have previously submitted, as long as you do so prior to 5:00 p.m., New York City time, on August 14, 2007 by delivering a withdrawal notice to the Trustee. If the Tender Offer is extended, then you must ensure that the Trustee receives any withdrawal notice or election forms that you send by 5:00 p.m., New York City time, on the date that is two (2) business days before the new expiration date. Any request to withdraw the information sent to the Trustee’s agent must: (i) specify the name of the participant or beneficiary who has made the instruction that is being withdrawn, and the participant’s or beneficiary’s social security number and (ii) be signed by the participant or beneficiary in the same manner as the original signature on the Election Form by which the instruction that is being withdrawn was made.

THE NORTHERN TRUST COMPANY

QUESTIONS AND ANSWERS WITH RESPECT TO TENDER RIGHTS
OF PARTICIPANTS IN
THE HOME DEPOT FUTUREBUILDER
AND THE HOME DEPOT FUTUREBUILDER FOR PUERTO RICO
(Collectively the “Retirement Plans”)

DESCRIPTION OF THE TENDER OFFER

1.	What is the Tender Offer?

On July 10, 2007, The Home Depot, Inc. (“Home Depot”) commenced an offer to purchase up to 250 million shares of its common stock, $0.05 par value per share, at a price not greater than $44.00 per share nor less than $39.00 per share, net to the seller in cash without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Tender Offer”). This Tender Offer will be open from July 10, 2007 until it expires at 5:00 p.m., New York City time, on August 16, 2007, unless Home Depot extends the Tender Offer. Any extension of the Tender Offer will be made in accordance with the procedures described in the Offer to Purchase.

Participants in the Retirement Plans who have equivalent shares of Home Depot common stock allocated to their Retirement Plan accounts (such shares are referred to in this Q&A as “Plan Shares”) may tender (i.e., offer to sell) these Plan Shares by (i) so indicating on the enclosed election form and (ii) returning the form to The Northern Trust Company, which serves as the trustee of the trust holding the shares of Home Depot in the Home Depot Stock Fund under the Retirement Plans (and is referred to in this Q&A as the “Trustee”) c/o Ellen Philip Associates, the Trustee’s tabulation agent, at 134 West 26th Street, New York, NY 10001. A POSTAGE-PAID PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR ELECTION FORM. YOU SHOULD MAIL YOUR COMPLETED ELECTION FORM TO THE TRUSTEE IN AMPLE TIME TO ENSURE THAT IT IS RECEIVED NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2007, OR, IF EXTENDED, BY THE DATE THAT IS TWO BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE.

Home Depot will, upon the terms and subject to the conditions of the Tender Offer, determine a single per share price, not greater than $44.00 per share nor less than $39.00 per share, that it will pay for shares validly tendered pursuant to the Tender Offer and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. Home Depot will select the lowest purchase price (in multiples of $0.25) that will allow it to purchase 250 million shares or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not validly withdrawn. Home Depot also reserves the right, in its sole discretion, to purchase up to an additional 2% of its outstanding shares (or approximately 39.5 million shares) without extending the Tender Offer, subject to applicable legal requirements. All shareholders whose shares Home Depot purchases in the Tender Offer will receive the same purchase price per share.

Upon the terms and subject to the conditions of the Tender Offer, if more than 250 million shares, or such greater number of shares as Home Depot may elect to purchase, subject to applicable law, have been validly tendered and not validly withdrawn prior to the expiration time, Home Depot will purchase validly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Tender Offer, Home Depot will purchase all shares tendered by any person who owns beneficially or of record a total of fewer than 100 shares who tenders all shares thereby.

•	Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Home Depot will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

•	Third, if necessary to permit us to purchase 250 million shares (or such greater number of shares as Home Depot may elect to purchase, subject to applicable law), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) and not validly withdrawn will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Tender Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased. Participants in the Retirement Plans are not considered “odd lot” holders because the Retirement Plans will aggregate all of the shares in a single tender submission.

The terms and conditions of the Tender Offer are fully described in the enclosed Offer to Purchase. PLEASE READ THE OFFER TO PURCHASE CAREFULLY.

2.	What are my rights under the Tender Offer?

The Retirement Plans’ records indicate that Plan Shares are allocated to your account under one of the Retirement Plans. You may tender some or all of these shares. Because the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that all plan assets in most circumstances be held in trust, all of these Plan Shares are registered in the name of the current Trustee. Consequently, the Trustee will actually tender your Plan Shares by aggregating all Retirement Plan participant instructions and completing the required letter of transmittal for all Retirement Plan participants but only in accordance with your instructions as well as the other Retirement Plan participants.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES AND, IF YOU DIRECT THE TRUSTEE TO TENDER YOUR RETIREMENT PLAN SHARES, YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THEM. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED. IF YOU DO NOT RESPOND USING THE ENCLOSED ELECTION FORM, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR PLAN SHARES UNDER THE TENDER OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR RETIREMENT PLAN ACCOUNT.

3.	Which documents did I receive in the Tender Offer materials and what is the purpose of each document?

The following materials are enclosed in this mailing:

(a) Letter from Home Depot.  This letter informs you that Home Depot is making the Tender Offer.

(b) Letter from Northern Trust.  This letter gives you details for participating in the Tender Offer with respect to the Plan Shares in your Retirement Plan account.

(c) Offer to Purchase, dated July 10, 2007.  This document describes all of the terms and conditions of the Tender Offer. PLEASE READ THIS DOCUMENT CAREFULLY.

(d) Election Form.  YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO THE TRUSTEE IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER SOME OR ALL OF YOUR PLAN SHARES. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY MAIL THE ELECTION FORM SO THAT THE TRUSTEE RECEIVES IT BY 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2007, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE TENDER OFFER. YOU MUST USE THE ELECTION FORM IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

(e) Reply Envelope.  A postage-paid pre-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan Shares, you may use this envelope to mail the completed election form to the Trustee’s tabulation agent, Ellen Philip Associates. You should mail the election form in ample time to ensure that the Trustee receives it by 5:00 P.M., New York City time, on August 14, 2007, unless the Tender Offer is extended, in which case such notice must be received by no later than 5:00 p.m., New York City time, on the date that is two business days before the new expiration date.

(f) Notice of Withdrawal.  This form can be used to withdraw a Tender Offer. See #11 below for additional information.

4.	How do I direct the Retirement Plan Trustee?

The only way that you can instruct the Trustee to tender your Plan Shares is by completing the election form as described, signing it and returning it to the Trustee. You may do this by using the postage-paid pre-addressed envelope provided for this purpose. Alternatively, you may send your instruction by regular, certified or registered mail, or by overnight delivery, to Ellen Philip Associates, 134 West 26th Street, New York, NY 10001. The post office box on the reply envelope provided is exclusively for business-reply mail.

THE TRUSTEE MUST RECEIVE THE TENDER ELECTION FORM BEFORE 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2007 (UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE SUCH NOTICE MUST BE RECEIVED BY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS TWO BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE). YOU MUST SIGN AND COMPLETE THE ELECTION FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO VALIDLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

(a) Instructions.  Read carefully and follow exactly the instructions in (i) the Letter from the Northern Trust Company and (ii) the election form. These documents will tell you how to direct the Trustee regarding your Plan Shares.

(b) Election form.  Complete the enclosed election form.

(c) Shares.  Designate on the election form the percentage of your Plan Shares you wish to be tendered. You may obtain information about the number of shares allocated to your account by calling the Benefits Choice Center at 1-800-555-4954 , or by visiting the Retirement Plans’ website at http://resources.hewitt.com/homedepot.

(d) Price.  Designate on the election form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of Home Depot purchasing the Plan Shares you tender by electing to accept whatever price Home Depot determines as the Tender Offer purchase price pursuant to the Tender Offer terms and conditions (the “Purchase Price”). Please note that the latter action may result in you receiving a price as low as $39.00 per share.

(e) Signature.  You must SIGN the election form to complete your instruction. Unless you sign the election form, your direction cannot be honored and the election form will be ineffective even if it is timely received by the Trustee.

(f) Mailing.  We have enclosed a postage-paid pre-addressed return envelope with your tender materials. You may use this postage-paid pre-addressed envelope to return your completed election form if you wish to have the Trustee tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

5.	How do I send instructions to the Trustee?

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail. You may mail your election form to the Trustee in the postage-paid pre-addressed reply envelope that has been provided for this purpose. Alternatively, you may send your instruction by regular, certified or registered mail, or by overnight delivery, to Ellen Philip Associates, 134 West 26th Street, New York, NY 10001. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

6.	Must I provide directions to the Trustee?

You must respond IF you wish the Trustee to tender any of your Plan Shares. IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, DO NOTHING. If you do nothing, you will be deemed to have instructed the Trustee not to tender any of the Plan Shares held for your benefit.

7.	How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the Retirement Plan?

You may tender a percentage (up to 100%) of the Plan Shares allocated to your Retirement Plan account as of the expiration date of the Tender Offer, currently scheduled to occur on August 16, 2007 (unless it is extended). The number of Plan Shares held in your Retirement Plan account is calculated by dividing the value of your Retirement Plan account allocated to the Home Depot Stock Fund under the Retirement Plan by the New York Stock Exchange closing price of Home Depot’s common stock on a particular day. You may obtain information about the number of Plan Shares allocated to your Retirement Plan account by calling the Benefits Choice Center at 1-800-555-4954, or by visiting the Retirement Plan’s website at http://resources.hewitt.com/homedepot.

IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES AT DIFFERENT PRICES, YOU MUST IDENTIFY THE PERCENTAGE OF YOUR PLAN SHARES YOU WISH TO TENDER AT EACH SPECIFIC PRICE YOU WISH TO INSTRUCT THE TRUSTEE TO TENDER YOUR PLAN SHARES.

8.	Why must I direct the tender of Plan Shares allocated to my Retirement Plan account by percentage, rather than designating a set number of shares?

A percentage designation allows the Trustee to take into account transactions involving Plan Shares that might be effected after you complete and send your election form to the Trustee, such as additional contributions, exchanges or distributions of shares. The percentage designation allows the Trustee to tender your shares based on the actual number of shares in your Retirement Plan account as of the date of such tender.

9.	What if I have shares in my Retirement Plan account AND hold shares outside of the Retirement Plan?

If you have shares in one of the Retirement Plans and also own other shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the Retirement Plan, you will receive two or more sets of Tender Offer materials. You should be careful to follow the different instructions that apply for tendering each kind of shares.

10.	Who will know whether I tendered my Plan Shares?

Your directions to the Trustee will be kept CONFIDENTIAL by the Trustee. No Home Depot employee, officer or director will learn of your instruction unless such disclosure is required by law.

11.	Can I change my mind and direct the Trustee to withdraw Plan Shares that I previously directed the Trustee to tender?

Yes, but only if you perform ALL of the following steps:

(a) You must send a completed and signed copy of the enclosed NOTICE OF WITHDRAWAL to the Trustee.

(b) The notice of withdrawal must set forth your name and social security number and it must state that you are directing the Trustee to withdraw all Plan Shares that you previously directed the Trustee to tender on your behalf.

(c) The Trustee must receive the notice of withdrawal before 5:00 p.m., New York City time, on August 14, 2007 (unless the Tender Offer is extended, in which case, such notice must be received by no later than 5:00 p.m., New York City time, on the date that is two business days before the new expiration date).

12.	Can I direct the Trustee to re-tender my Plan Shares?

Yes. If, after directing the Trustee to withdraw your previously tendered Plan Shares, you wish to direct the Trustee to re-tender your Plan Shares (or any portion thereof), you must complete another election form and return it to the Trustee by 5:00 p.m., New York City time, on August 14, 2007 (unless the offer is extended, in which case the deadline for receipt of your election form will be extended until 5:00 p.m. on the date that is two (2) business days before the new expiration date). You may request additional copies of the election form by calling the Benefits Choice Center at 1-800-555-4954.

13.	Will I still be entitled to receive the forthcoming dividends on the shares that I tender?

No. Shares that are sold to Home Depot pursuant to the Tender Offer will not be entitled to receive the third quarter dividend unless the expiration date of the Tender Offer is extended past the record date for such dividend.

14.	Will Home Depot purchase all Plan Shares that I direct the Trustee to tender?

The answer to this question depends on the total number of shares validly tendered (and not validly withdrawn) by all tendering shareholders at or below the purchase price, and the price or prices at which you direct the Trustee to tender your shares. If you tender your Plan Shares at a price above the purchase price determined by Home Depot pursuant to the Tender Offer terms and conditions, Home Depot will not purchase your Plan Shares. If you tender your Plan Shares at or below the purchase price or you instruct the Trustee to tender your Plan Shares at whatever purchase price Home Depot determines pursuant to the Tender Offer terms and conditions, then Home Depot will purchase your Plan Shares subject to the proration provisions of the Tender Offer. See Q&A #1 for a description of how the proration process works. See also Section 1 of the Offer to Purchase for a description of the “odd lot” preference.

Please note that the Retirement Plan is prohibited by law from selling Plan Shares to Home Depot for a price that is less than the prevailing market price of Home Depot’s common stock. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of the Home Depot’s common stock on the date the Tender Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Home Depot’s common stock on the New York Stock Exchange on the date the Tender Offer expires. This could result in none of your Plan Shares being accepted for purchase by Home Depot. Similarly, if you elect to maximize the chance of having Home Depot purchase shares that you are instructing the trustee to tender by checking box 2 of the election form and the closing price of the Home Depot’s common stock on the New York Stock Exchange on the date the Tender Offer expires is within the range of prices set forth on the election form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Home Depot’s common stock on the New York Stock Exchange on the date the Tender Offer expires. If the closing price of Home Depot’s common stock on the date the Tender Offer expires is greater than the maximum price available in the Tender Offer, none of the Plan Shares will be tendered and your tender will be deemed to have been withdrawn.

Plan Shares held in your Retirement Plan account that are tendered but not purchased by Home Depot will remain in your Retirement Plan account as if nothing had happened, subject to the rules and provisions governing the Retirement Plan.

15.	What if I have questions about the Tender Offer relating to the Retirement Plans?

Please contact the Benefits Choice Center at 1-800-555-4954 with any specific questions about the terms and conditions of the Tender Offer as it relates to your FutureBuilder account or how to tender your Plan Shares. Please contact D. F. King & Co., Inc., the information agent for the Tender Offer, at 1-800-628-8536 with any general questions about the terms and conditions of the Tender Offer.

16.	How will I know if Home Depot has purchased my Plan Shares?

The purchase will be reflected in your Retirement Plan account as a transfer of the tendered shares, with the tender proceeds going into the Equity Index Fund (the “Default Fund”). You will receive a confirmation statement in the mail 5 to 7 days after this exchange takes place in your Retirement Plan account. The statement you receive will set forth the number of Plan Shares purchased in the Tender Offer, the price you received for those shares, and the market value of those shares.

OPERATION OF THE RETIREMENT PLAN DURING THE TENDER OFFER

17.	What happens to contributions to my Retirement Plan account that are made after July 10, 2007?

Contributions made to your Retirement Plan account after July 10, 2007 (including any contributions made to your Home Depot Stock Fund Account) will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution, including any direction to invest such contributions in Plan Shares. Although the contributions will continue to be allocated during the Tender Offer, only the Plan Shares in your Retirement Plan account on August 15, 2007 at 4:00 p.m., New York City time, are subject to the Tender Offer.

18.	How will my Retirement Plan account be affected by the Tender Offer?

Due to the administration of the Tender Offer, Retirement Plan participants who direct the tender of all or a portion of their Plan Shares will be subject to limitations on certain transactions involving both tendered and non-tendered Plan Shares in their Retirement Plan accounts. These limitations are described in the section of this notice labeled “Important Note on Retirement Plan Blackout Period”. The Blackout Period during which these limitations apply begins at 4:00 p.m., New York City time, on August 15, 2007. Please read the “Important Note on Retirement Plan Blackout Period” on page 7 and evaluate the appropriateness of your current investment decisions in light of these limitations.

Retirement Plan participants who do not submit a Tender Offer for any portion of their Plan Shares will not be subject to the limitations described in the “Important Note on Retirement Plan Blackout Period.”

19.	What happens if I request a distribution, withdrawal or reallocation following the announcement of the Tender Offer but before the Blackout Period starts?

Distributions and withdrawals from the Retirement Plan and transfers into or out of your Retirement Plan account will be processed in accordance with normal procedures prior to the start of the Blackout Period. However, as indicated above, no transactions involving your Plan Shares will occur during the Blackout Period.

20.	Will I be taxed on any proceeds received in 2007 from the shares that I tender from my Retirement Plan account?

No. Because Tender Offer proceeds received from Plan Shares will be received by and held in your Retirement Plan, they will not be subject to current income taxes.

REINVESTMENT OF TENDER OFFER PROCEEDS

21.	How will the Retirement Plans invest the proceeds received from the Plan Shares that are tendered?

If you have directed the Trustee to tender any Plan Shares held by the Trustee for your benefit, the Trustee will transfer the tender proceeds to the Default Fund. Once the proceeds are in your Default Fund, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within the Retirement Plans.

CERTAIN TAX INFORMATION

Special tax rules apply to certain distributions from a Retirement Plan that consist, in whole or in part, of shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (limited, in the case of distributions that do not qualify for lump sum treatment, to shares deemed purchased by nondeductible employee contributions) will be deferred until the shares are sold, or otherwise disposed of in a taxable transaction, following distribution. Moreover, if shares are disposed of before a distribution, as would be the case in the Tender Offer, and the proceeds of such disposition are reinvested in Plan Shares within 90 days of the disposition, the cost or other basis of such newly acquired Plan Shares for NUA purposes will generally be the cost or other basis of the tendered Plan Shares.

On the other hand, if the cash proceeds receivable upon the tender of Plan Shares are not reinvested in Plan Shares within 90 days of the disposition of the tendered Plan Shares, the opportunity to retain for NUA purposes the cost or other basis of the tendered Plan Shares, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

Puerto Rico taxation rules are different than the U.S. rules. Generally, the portion of a lump sum distribution from a retirement plan consisting of shares is not taxed at the time of distribution. When determining gain or loss upon the subsequent sale or disposition of the shares, the taxpayer’s tax basis in the shares will be zero. If the proceeds from your tendered Plan Shares are reinvested in Plan Shares at any time before you take a distribution from the plan, the opportunity for tax-deferral on the distribution of the shares will be maintained, but if the proceeds are not reinvested in shares before distribution, such opportunity will be lost.

The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code and the Puerto Rico Internal Revenue Code. We strongly urge you to consult with your tax advisor regarding the issues described above.

IMPORTANT NOTE ON RETIREMENT PLAN BLACKOUT PERIOD

If you tender all or a portion of your Plan Shares, you will be temporarily unable to conduct certain Retirement Plan transactions involving both tendered and non-tendered Plan Shares in your Retirement Plan account. The period during which you cannot conduct these Retirement Plan transactions is called a “Blackout Period.” During the Blackout Period, you will be unable to direct investments or distributions or otherwise transfer amounts out of the portion of your Retirement Plan account invested in Plan Shares. Whether or not you are planning retirement in the near future, you should carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial plan.

The Blackout Period begins at 4:00 p.m., New York City time, on August 15, 2007. If Home Depot does not accept your tender, the Blackout Period is expected to end on the next business day after Home Depot gives notice to the public of the price that it will pay for the tendered shares, which is expected to occur during the week of August 27, 2007. If your tender is accepted, the Blackout Period is expected to end on the next business day following the day that the Trustee is in receipt of the tender proceeds from Home Depot, which is also expected to occur during the week of August 27, 2007. The tender proceeds will be deposited into the Default Fund on the same day that the proceeds are received from Home Depot and you will be able to direct all aspects of your account, including moving the tender proceeds out of the Default Fund into any other investment fund available under the Retirement Plan, and conducting any transactions in the Home Depot Stock Fund portion of your Retirement Plan account the following business day. You can determine whether the Blackout Period has started or ended by calling the Benefits Choice Center at 1-800-555-4954.

During the Blackout Period, you will be unable to obtain loans, withdrawals or distributions from, or direct or diversify the investment of, the portion of your Retirement Plan account invested in Plan Shares. For this reason, it is very important that you review and consider the appropriateness of your current investments and Retirement Plan elections in light of your inability to obtain loans, withdrawals or distribution or to direct or diversify your investment in the portion of your Retirement Plan account invested in Plan Shares during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments. You should be aware that there is a risk to holding substantial portions of your assets in the Home Depot Stock Fund, as individual stocks — including Home Depot common stock — tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you will not be able to direct the sale of such stocks from your account during the Blackout Period.

If you have any questions concerning the Blackout Period, you should contact the Benefits Choice Center at 1-800-555-4954.